Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-8 (333-274254, 333-288345, and 333-292989) and Form S-3/A (333-286622) of our report, dated October 29, 2026, with respect to the consolidated financial statements of Rafael Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2026. Our audit report includes an explanatory paragraph relating to Rafael Holdings, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Hartford, Connecticut

October 29, 2026